Exhibit 10.1

May 14, 2025

Re: Transition and Separation Agreement

Dear Burkhard Blank:

This letter sets forth the terms of the transition and separation agreement (the “Agreement”) that MannKind Corporation (the “Company”) is offering to you.

1.
Separation Date. As we have discussed, due to our corporate transition your employment termination date (the “Separation Date”) will be August 1, 2025, or such earlier date as your employment may be terminated by either you or the Company pursuant to Section 2 below.
2.
Transition Period.
a.
Transition Period Duties. During the period (the “Transition Period”) between now and your Separation Date, you will remain an employee of the Company and continue to perform your present duties as Executive Vice President, Special Advisor, reporting to Michael Castagna, unless directed by the Company to change your job duties or reporting relationship. You are expected to comply with all Company policies and procedures and with all of your contractual obligations to the Company (including, without limitation, your obligations under your Employee Proprietary Information and Inventions Agreement and this Agreement). During the Transition Period, you will continue to perform your customary duties and responsibilities as directed. In the event a long-term replacement for your position is hired during the Transition Period, your duties will include providing training and transition assistance for your replacement.
b.
Transition Period Work Location. During the period between the Effective Date of this Agreement and the Separation Date, you will continue to perform your services remotely.
c.
Standard Compensation/Benefits. During the Transition Period, you will continue to receive your current base salary, subject to standard withholdings and deductions and you will be eligible for the Company’s standard benefits, subject to the terms of such plans and programs and applicable law.
d.
Health Insurance. To the extent provided by the federal COBRA law, or if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s group health insurance policies, you will be eligible to continue your group health insurance benefits, provided that you timely elect continued coverage under COBRA upon a qualifying event. Upon the occurrence of a COBRA qualifying event either on or before the Separation Date, and provided that you timely elect continued health insurance coverage under COBRA, the Company will pay your COBRA premiums sufficient to continue group health insurance coverage at your current level, through the earliest of: (i) two months after the date of the qualifying event; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA premium period, you must immediately provide written notice to the Company.
e.
Stock Options and Restricted Stock Units. To the extent that you may have been previously granted equity awards, including but not limited to restricted stock units and performance stock units (the “Stock Units”) in, or options (the “Options”) to purchase, shares of the Company’s common stock, pursuant to the Company’s applicable equity incentive plan documents (collectively, the “Plan”) and your Option and Stock Units grant documents, your Options and Stock Units will continue to vest during the Transition Period pursuant to the Plan; they continue to be governed by the Plan and applicable grant documents; and they will cease vesting as of the Separation Date. For clarity, 52,500 shares from your 2023 time-based restricted stock unit are expected to vest on May 24, 2025 and 32,250 shares from your 2024 time-based restricted stock unit are expected to vest on July 15, 2025. Any vested Option shares will be exercisable pursuant to the terms of the Plan and applicable grant documents. You will not be eligible to receive additional equity awards during the Transition Period. In addition, you acknowledge and agree that all Stock Units, even those subject to ongoing performance measurement periods, will be forfeited upon execution and effectiveness of the Separation Date Release. For clarification purposes, by signing such release, you agree that your 2024 performance stock unit grant is forfeited and that you will not be eligible for a pro-rata delivery of the underlying shares in July 2027. The Company’s 10b5-1 trading plan policy will no longer apply to you after the Separation Date and you will be eligible to place open-market trades in shares of Company common stock as permitted by applicable law.
f.
Termination. During the Transition Period, you are entitled to resign your employment at any time for any reason. Similarly, during the Transition Period, the Company is entitled to terminate your employment with Cause (as defined below). If the Company terminates your employment with Cause during the Transition Period, your employment ends due to your death or disability, or you resign for any reason, your employment will end immediately and you will not receive any further compensation or benefits from the Company (including the Severance in Section 3 below), except for any unpaid salary and PTO accrued through your Separation Date and any vested benefit under a written ERISA-qualified benefit program.
g.
“Cause” Definition. For purposes of this Agreement, “Cause” for termination of your employment will mean any of the following: (i) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably likely to cause injury to the Company; (ii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party in breach of a contractual commitment; (iii) your willful breach of any of your obligations under any written agreement with the Company or any Company policy; or (iv) your engaging in employment or performing any work activities competitive with the Company.
3.
Severance, Outplacement, and Separation Date Release. If you remain a Company employee through the Separation Date, you remain in compliance with this Agreement and all Company policies, and you sign the Separation Date Release (attached hereto as Exhibit A) on the Separation Date or within twenty-one (21) days thereafter and allow it to become effective, then the Company will pay you the following payments, subject to standard employment and income tax deductions and withholdings:
a.
an amount equal to 13 weeks of your base salary at the time of your Separation Date (the “Severance”). The Severance will be paid to you in the form of salary continuation payable at normal payroll intervals during the severance period on the dates when you would have received your payments of salary if you were still employed.
b.
A one-time payment of $386,000 to be paid on the second payroll period of 2026, approximately on January 16, 2026, and after the Release Effective Date, as defined in the Separation Date Release.

4.
Accrued Salary. On the Separation Date, or as soon as feasible thereafter, you will receive a final paycheck for all wages earned through the Separation Date (subject to standard withholdings and deductions), and, as required by law.
5.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, equity, or benefits after the Separation Date.
6.
Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.
7.
Return of Company Property. By the Separation Date, you shall return to the Company all Company documents (and all copies or reproductions thereof) and other Company property within your possession or control, including, but not limited to, Company hardcopy and electronic files, email, correspondence, notes, drawings, records, reports, studies, compilations of data, business plans and forecasts, proposals, agreements, personnel information, financial and operational information, sales and marketing information, research and development information, product and prototype information, specifications, computer-recorded information, tangible property and equipment including, but not limited to, credit cards, entry cards, identification badges, keys, computing and communication devices; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof, in whole or in part and in any medium). Your timely return of all such Company documents and other property is a condition precedent to your receipt of Severance under this Agreement; provided, however, that you are permitted to retain copies of any agreement that you signed with the Company (after leaving with the Company the original or another copy, if you do not possess the original). Your return of property and information shall include return of a copy of any Company information stored on any personal computing device, and deletion of all such information from your personal devices without retention of any copy or embodiment; and you agree to permit the Company to inspect any such device to ensure that such return and deletion of information has taken place.

8.
Proprietary Information Protection and Assignment of Rights to Work Product. You acknowledge and agree to abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit B. By way of example, you agree that, both during and after your employment, you will make no use or disclosure of any Company proprietary or confidential information unless specifically authorized in writing by a Company officer.
9.
Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.
10.
Nondisparagement. The parties agree that no party will at any time disparage the other party and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, provided that you may respond accurately and fully to any inquiry to the extent required by legal process.
11.
No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
1.
Release of Claims. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the time you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, fees, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Age Discrimination in Employment in Employment Act (“ADEA”), 29 U.S.C. §§621, et seq., (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. §626(f)), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., the Equal Pay Act, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601,

et seq.), and any claims under federal, state or local law for discrimination harassment, or retaliation or any other federal, state or local laws or regulations relating to terms and conditions of employment, including as applicable: the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 31-51m; 31-51kk et seq.; 38a-538, 546; 38a-543; 46a-51; 46a-58; 46a-60; 46a-81c. Notwithstanding the foregoing, you are not releasing the Company hereby from any breach of its performance of this Agreement. Also, excluded from this Agreement are any claims that cannot be waived by law. You are not waiving your right to bring proceedings before administrative agencies such as the Equal Employment Opportunity Commission, Department of Labor, or the California Department of Fair Employment and Housing, provided that you are waiving any monetary recovery from such proceedings. You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.
2.
ADEA Release. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date (the “Effective Date”) upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it. Any negotiations or revisions to this Agreement, whether material or immaterial, will not restart the consideration period.
12.
Section 1542 Waiver. In granting the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the release of unknown and unsuspected claims granted in this Agreement.

13.
Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in the Los

Angeles, California area, in accordance with JAMS’ then-applicable arbitration rules, which appear at the following link: http://www.jamsadr.com/rules-comprehensive-arbitration/. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
14.
Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
15.
Miscellaneous. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. Except as expressly provided in this Agreement, it supersedes any other such promises, warranties or representations, including, but not limited to, your employment offer letter and MannKind Corporation’s Severance Benefit Plan. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. If any provision of this Agreement (including, but not limited to, the Employee Proprietary Information and Inventions Agreement, incorporated by reference herein) becomes or is declared illegal, unenforceable or void, this Agreement shall continue in full force and effect, and said provision shall be deemed modified and enforceable consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be construed and enforced in accordance with the laws of the state in which you primarily work without respect to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement must be in writing and shall not be deemed a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days from today’s date to decide whether to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

Sincerely,

By: /s/ David Thomson

Name: David Thomson

Title: General Counsel

I have read, understand and accept the foregoing Agreement:

/s/ Burkhard Blank May 23, 2025
Burkhard Blank Date

Exhibit A

Separation Date Release

(To be signed on or within 21 days after the Separation Date.)

In consideration for the various benefits provided to me by MannKind Corporation (the “Company”) pursuant to my letter Transition and Separation Agreement with the Company dated May 14, 2025 (the “Agreement”), I agree to the terms below.

I hereby confirm that: I have been paid all compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.

I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to and including the time I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (1) all claims arising from or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Age Discrimination in Employment in Employment Act (“ADEA”), 29 U.S.C. §§621, et seq., (as amended by the Older Workers' Benefit Protection Act, 29 U.S.C. §626(f)), Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., the Equal Pay Act, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq.), and any claims under federal, state or local law for discrimination harassment, or retaliation or any other federal, state or local laws or regulations relating to terms and conditions of employment, including as applicable: the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 31-51m; 31-51kk et seq.; 38a-538, 546; 38a-543; 46a-51; 46a-58; 46a-60; 46a-81c.

I am not releasing: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any claims for breach of this Release. In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other analogous federal or state government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

I also acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“Release ADEA Waiver”), and that the consideration given for the Release ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my release and waiver herein does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it (by sending written revocation directly to the Company’s Chief Executive Officer); and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

This Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

By:

Burkhard Blank

Date:

Exhibit B

Employee PROPRIETARY INFORMATION AND INVENTIONS AgreemenT